Exhibit 99.1

Filing pursuant to Rule 425 under the
Securities Act of 1933, as amended
Deemed filed under Rule 14a-6 under the
Securities Exchange Act of 1934, as amended

Filer: Alpha Natural Resources, Inc.

Subject Company: Foundation Coal Holdings, Inc.

 Commission File Number: 333-159801

JOINT PRESS RELEASE

Alpha Natural Resources and Foundation Coal Holdings Set Record Dates and Meeting Dates for Proposed Merger; Notice of Conversion Right for Alpha Convertible Senior Notes due 2015

ABINGDON, Va. and LINTHICUM HEIGHTS, Md. – June 18, 2009 – Alpha Natural Resources, Inc. (NYSE: ANR) and Foundation Coal Holdings, Inc. (NYSE: FCL) announced today that the close of business on June 25, 2009 is the record date for determining the holders of common stock that will be entitled to notice of and to vote at the companies’ respective special meetings of stockholders regarding the proposed merger of Alpha and Foundation and any adjournment of the special meetings.  The companies also announced that their respective special meetings of stockholders will be held on July 31, 2009.  If the Alpha and Foundation stockholders approve the proposed merger at their respective special meetings, then, subject to the prior expiration or early termination of the waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, Alpha and Foundation expect to close the merger promptly after the special meetings on July 31, 2009.

As a result of the proposed merger, Alpha’s Convertible Senior Notes due 2015 (the “Notes”) will be convertible beginning today, and will remain convertible through the 30th day after the effective date of the merger.

Prior to the effective time of the merger, each $1,000 principal amount of the Notes may be exchanged for cash and/or shares of common stock of Alpha based on a conversion rate of 18.2962 shares per $1,000 principal amount of Notes.  At and after the effective time of the merger, each $1,000 principal amount of the Notes may be exchanged for cash and/or shares of common stock of the surviving corporation based on a conversion rate of 18.2962 shares per $1,000 principal amount of Notes.

Note holders interested in converting should follow the procedures detailed in the indenture and related supplemental indenture between Alpha and Union Bank of California, N.A., which documents are available on Alpha’s website http://www.alphanr.com under the Investor Relations tab as exhibits to Alpha’s Current Report on Form 8-K filed on April 9, 2008.

About Alpha
Alpha Natural Resources, Inc. (“Alpha”) is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 88 percent of the company's reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal. Alpha is also the nation's largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 50 mines supplying 10 coal preparation and blending plants. Alpha and its subsidiaries employ more than 3,600 people.

About Foundation
Foundation Coal Holdings, Inc. (“Foundation”), through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation's corporate offices are in Linthicum Heights, Md.

ANRG

Forward Looking Statements

Information set forth herein contains forward-looking statements, which involve a number of risks and uncertainties.  Alpha and Foundation caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.  Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; general economic conditions that are less favorable than expected; changes in, renewal of and acquiring new long term coal supply arrangements; and competition in coal markets. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov.  Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Important Additional Information and Where to Find It

In connection with the proposed merger, on June 5, 2009, Foundation has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement/prospectus regarding the proposed merger (commission file number 333-159801).   After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to Foundation and Alpha stockholders in connection with the proposed merger.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (http://www.sec.gov).  Free copies may also be obtained by accessing Foundation’s website (http://www.foundationcoal.com) under “Investors/Financial Information & SEC Filings” or Alpha’s website (http://www.alphanr.com) under “Investor Relations/SEC Filings”, or by directing a request to Foundation at 999 Corporate Boulevard, Suite 300, Linthicum Heights, Maryland 21090, Attn: Investor Relations or to Alpha at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations.

Participants in Solicitation

Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger may be found in the joint proxy statement/prospectus filed by Foundation with the SEC on June 5, 2009.  You can find information about Alpha’s and Foundation’s directors and executive officers in their respective definitive proxy statements filed with the SEC on April 3, 2009. You can obtain free copies of these documents from Alpha or Foundation using the contact information above.